Exhibit 10.5

COVOLT POWER, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of CoVolt Power, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents or subsidiaries, and who is determined by the Board to be eligible to receive compensation under this Program (each, an “Eligible Director”), unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the closing of the initial public offering of the Company’s Class A common stock (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1. Cash Compensation.

a. Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $60,000 for service on the Board.

b. Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual cash retainers, as applicable:

(i) Non-Executive Chair. An Eligible Director serving as the Non-Executive Chair of the Board shall be eligible to receive an additional annual retainer of $100,000 for such service.

(ii) Committee Chair. An Eligible Director serving as Chair of the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $20,000, $15,000 or $12,500, respectively, for such service on such committee.

c. Payment of Retainers. The annual cash retainers described in this Section 1 shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer(s) paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director and/or in such position, as applicable.

2. Equity Compensation.

a. General. Eligible Directors shall be granted the equity awards described below without further action from the Board. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2026 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”), subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.

b. 2026 Award. An Eligible Director who is serving on the Board as of the Effective Date shall be granted a Restricted Stock Unit award (the “2026 Award”). Each 2026 Award shall be granted on the later of (i) the date on which the Form S-8 Registration Statement with respect to the Company’s Class A common stock issuance under the Equity Plan becomes effective and (ii) the Effective Date. The number of Restricted Stock Units subject to a 2026 Award will be determined by dividing $100,000 by the price per share to the public of the Company’s Class A common stock as determined on the pricing date of the Company’s initial public offering. Each 2026 Award shall vest in full on the earlier to occur of (x) the one-year anniversary of the Effective Date and (y) the date of the Annual Meeting (as defined below) for calendar year 2027, subject to continued service through the applicable vesting date.

c. Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year beginning with calendar year 2027 shall be granted a Restricted Stock Unit award with a value of $100,000 (an “Annual Award”). The number of Restricted Stock Units subject to an Annual Award will be determined by dividing $100,000 by the closing price for the Company’s Class A common stock on the applicable grant date. Each Annual Award shall be granted on the applicable Annual Meeting date and shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.

d. Initial Awards. An Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date shall be granted a Restricted Stock Unit award (the “Initial Award” and, together with the 2026 Award and the Annual Award, the “Equity Awards”). Each Initial Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board (the “Election Date”), and shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable Election Date and (y) the date of the next Annual Meeting following the Election Date, subject to continued service through the applicable vesting date. The number of Restricted Stock Units subject to an Initial Award will be determined by dividing the Pro-Rated Value (as defined below) by the closing price for the Company’s Class A common stock on the applicable grant date. The “Pro-Rated Value” shall equal $100,000, multiplied by a fraction, (i) the numerator of which is the difference between 365 and the number of days from the immediately preceding Annual Meeting date (or the Effective Date, if there is no preceding Annual Meeting date) through the Election Date and (ii) the denominator of which is 365.

e. Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Equity Award(s) shall vest in full immediately prior to the occurrence of a Change in Control, to the extent outstanding at such time.

3. Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.

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